EXHIBIT 10.6

COMMERCIAL LEASE AGREEMENT

BY AND BETWEEN THE UNDERSIGNED:

•	CREDIT MUTUEL PIERRE 3, a real estate investment partnership (‘Société Civile de Placements Immobiliers”) under the laws of France, with a capital of 900,000,000 French francs and having its head office located at 21 boulevard Malesherbes, Paris 75008, FRANCE;

Represented by its manager listed in the partnership’s bylaws, MULTIMMO S.A., a joint stock company under the laws of France with a capital of 6,000,000 French francs and having its head office located at 21 boulevard Malesherbes, Paris 75008, FRANCE;

Represented by its Managing Director, Mr. Georges Poussier;

Hereinafter referred to as The LESSOR”

ON THE ONE HAND;

AND:

•	LEARNING TREE INTERNATIONAL S.A., a joint stock company under the laws of France with a capital of 1,000,000 French francs and having its head office at TOUR PARIFERIC – 6 rue Émile Reynaud, 93300 Aubervilliers, FRANCE; filed with the Trade and Companies Register of BOBIGNY under number B 311 263 107;

Represented by its Chairman of the Board of Directors, Mr. Thierry Gourdon;

Hereinafter referred to as “The LESSEE”

ON THE OTHER HAND;

NOW, THEREFORE DO THE PARTIES AGREE AS FOLLOWS:

The Lessor grants a lease to the Lessee, who accepts, on the premises owned by the Lessor and hereinafter described in Article VIII-2.

Article I – Description

Lessee represents and warrants that it is well familiar with the premises for having visited such in view of this Agreement, without any need to describe the premises in greater detail than is given hereinafter in Article VIII-2. Lessee agrees to accept the premises “as is” in their current state, surface area, and constitution with all their outbuildings.

The Parties expressly agree that the premises that are the subject of this Lease Agreement for an indivisible whole.

Article II – Duration

This lease is granted and accepted for a period of twelve (12) consecutive and full years starting on the effective date specified hereinafter in Article VIII-3. The lease shall be terminated in keeping with legal provisions applicable to leases for commercial, industrial or craft purposes.

Lessee shall be entitled to serve notice of departure after expiration of the nine (9) year period by notifying Lessor via extrajudicial deed served nine (9) months, at the latest, before expiration of the then current period.

Article III – Inventory of Fixtures

An inventory of fixtures shall be drawn up by each Party once Lessee enters the premises. In the event that this inventory is not drawn up, for whatever reason and especially if Lessee failed to do such, the premises shall be deemed to have been leased in perfect condition.

The inventory of fixtures shall be drawn up at Lessee’s expense.

Article IV – Intended Purpose of Premises

Lessee shall use the premises hereunder exclusively for the purposes specified hereinbelow in Article VIII-4 and shall have peaceful enjoyment thereof, in accordance with articles 1728 and 1729 of the French Civil Code.

The Parties expressly agree that Lessee shall abstain from carrying out, on the premises, any industrial or craft production or any wholesale or retail sale to customers, as well as any auctioning of furniture or other items.

Article V – Charges, Terms and Conditions

This Lease is granted in accordance with ordinary charges, terms and conditions and especially those listed hereinafter. Lessee shall strictly comply with such ordinary charges, terms and conditions, without being entitled to any indemnity or decrease in the amount of rent stipulated hereinbelow, under penalty of incurring all legal costs and compensatory damages or even termination of the Lease Agreement as Lessor sees fit.

1. General Terms and Conditions governing Enjoyment of the Premises

Lessee takes possession of the premises leased “as is” and shall bear the cost of all installation and interior design work, without being entitled to claim any repair at the start of enjoyment of the premises or throughout the duration of the Lease Agreement. Moreover, Lessee shall be in charge of any repair work that may be necessary on the premises throughout the lifetime of the Lease Agreement unless such repair work is subject to article 606 of the French Civil Code.

Lessee represents and warrants that is in full compliance with the provisions laid down in article L.5.01.1 et al of the French Urbanism Code.

Lessee acknowledges that the premises hereunder are compliant with the intended purpose specified in the Lease Agreement.

Lessee shall, as of now and throughout the lifetime of the Lease Agreement, personally see to it that the premises hereunder and the activity conducted on the premises are constantly in compliance with all applicable administrative and police regulations.

Lessee shall abide by all recommendations and orders issued by the Labor Inspectorate, Hygiene and Safety Commissions and, more generally, all relevant Administrative Services.

Lessee shall ensure that Lessor shall be held entirely harmless in this respect.

Lessee shall abide by the charges and terms and conditions laid down in the joint ownership bylaws, enjoyment of possession bylaws, specifications or any document governing the real estate unit.

Lessee acknowledges that it has received a copy of the abovementioned documents.

Lessee shall take any and all necessary precautions to ensure that the conduct of its business and activities cannot be in any way whatsoever detrimental to the maintenance, quiet, good appearance and good upkeep of the building. Lessee shall take all precautions and shall bear any liability in this respect. Lessee shall not introduce, on the premises leased, any material that is flammable, explosive or hazardous for the building’s safety, nor shall Lessee use gas, in any form whatsoever.

Lessee shall not be entitled to claim any decrease in rent or any indemnity in the event that utility services such as water, electricity, telephone, heating, etc. are temporarily discontinued or reduced.

Lessee shall not lay or leave anything to stay in the Common Parts of the building which must offered unimpeded access at all times.

Lessee shall refrain from keeping, on the premises leased, any noisy, dangerous or disturbing apparatus nor shall Lessee keep any animal or pet that may be harmful or unpleasant to neighbors. No foul emanation shall be emitted from said premises.

In the event that instruments or apparatuses that may cause interference or other disturbances hindering wave reception by neighbors are used, Lessee shall rapidly remedy such so that Lessor may be held harmless in this respect.

2. Works, Installations and Fittings

Lessee shall allow and shall not hinder any repair, reconstruction, heightening, extension or other works – without being thereby entitled to claim any indemnity – that Lessor may carry out during the lifetime of the Lease Agreement whether on the premises leased or in the building of which they are a part, regardless of the nature and duration of such work, even if in excess of forty (40) days.

Lessee shall not carry out any work, on the premises leased, that might alter the intended purpose of the building or be detrimental to the building’s solidity. Similarly, Lessee shall not make floorings bear a greater load than they can withstand, under penalty of being liable for any distress or accidents.

All works entailing a change in layout, demolition of or drilling through walls, beams or floorings, or installation of machinery using any source of energy shall require prior consent from Lessor in writing. In order to obtain such consent, Lessee shall provide Lessor with all documents related to the works or installations planned, such as drawings or technical briefing notes. Such works shall be conducted at Lessee’s expense and risk, under supervision by an architect or by an Engineering and Design Firm approved of by Lessor and whose fees shall be paid by Lessee. Lessee shall personally handle all claims made by the other occupants of the building, neighbors or third parties, especially concerning noise, odors, heat or vibrations, and shall take out any necessary insurance policy for the performance of such works.

Any and all works, embellishments, improvements, installations or constructions, including fixed partitions, whether movable or non-movable partitions, as well as any of the above that may be imposed by laws or regulations as the case may be, and carried out by Lessee during the course of the Lease Agreement, shall become the property of Lessor at the end of this Lease Agreement, without any indemnity and without prejudice to the vested right for Lessor to require that the premises be restored to their initial state either in full or in part and at Lessee’s expenses. This provision also applies to works expressly authorized by Lessor.

Lessee shall not affix any plaque, sign or awning, nor shall Lessee carry out any installation whatsoever affecting the external appearance of the building, without prior consent from Lessor in writing. Lessor shall then apply for, to the extent necessary, the authorizations prescribed in the joint ownership bylaws or in any other covenant, specifications or regulations by which Lessor must abide. Nevertheless, it is hereby specified that Lessee shall personally see to the obtainment of the required administrative authorizations and settlement of any taxes or duties payable on this account, so that Lessor shall be held fully harmless in this respect.

3. State of Occupancy

The premises shall be furnished at all times, until the expiration date or termination of the Lease Agreement, with equipment, furniture and goods in sufficient quantity and of sufficient value to serve and be used at any time as guarantee for payment of lease to Lessor and for all fittings and obligations under this Lease Agreement.

4. Maintenance and Supervision of Premises

Lessee shall be under an obligation to carry out on the premises leased, throughout the duration of the Lease Agreement and at Lessee’s expense, all small repair and maintenance works, cleaning and, in general, any rehabilitation or replacement as soon as they prove necessary and for whatever reason.

Lessee shall maintain, at its expense, all specific equipment such as air-conditioning, ventilation, electrical and telephone installations in compliance with applicable norms and shall restore such in perfect state of use. To this end, Lessee shall enter any maintenance agreements and shall provide Lessor with a copy thereof on mere request by Lessor. Lessee shall maintain locks, shutters, and rolling shutters in perfect state of cleanliness, maintenance and operation. Moreover, Lessee shall redo paint work if necessary.

Lastly, Lessee shall maintain floor coverings in perfect condition and, in particular, shall fix any stains, burns, tears, holes or peeling that might appear. In the event that such remedies are not carried out, Lessor may substitute for Lessee, after summoning Lessee with no response from Lessee after fifteen (15) days, by having such repairs carried out by a company of its choosing. Lessee shall then bear all costs, notwithstanding any rehabilitation costs pursuant to damages caused by non-compliance with the provisions set forth in this clause. These provisions also apply to all expenses to be borne by Lessor on this account, by virtue of the joint ownership bylaws or the specifications.

Lessee shall allow Lessor, the latter’s representative, architect or any other contractors or workers, to enter the premises leased so as to take stock of the state thereof, whenever appropriate, provided that the tenant is notified forty-eight (48) hours prior to the inspection, bearing in mind that this provision shall not apply in cases of emergency. Lessee shall also allow all necessary works to be carried out and shall permit entrance on the premises for all workers needing to carry out any work considered useful.

Under no circumstance shall Lessee act in such a manner or allow actions that might deteriorate the premises and Lessee shall immediately notify Lessor, within forty-eight (48) hours, of any damage that may be caused to the property, or any degradation or deteriorations that might have occurred on the premises leased.

5. Inspection of Premises

Lessee shall allow Lessor or any tenants, as the case may be, to inspect the premises in the event of termination of the Lease Agreement, during the prior notice period. Lessee shall allow notice or posters to be affixed wherever Lessor so chooses.

Lessee hereby authorizes any bailiff empowered by Lessor to enter the premises leased during said period.

6. Taxes and Duties

Lessee pledges to pay its personal taxes and duties, personal property levies, business tax, rental tax and any other tax or duty to be incurred by Lessee in particular or in connection with its business, as applicable to tenants at present or in future. Lessee shall incur waste removal taxes, street sweeping tax, any new levies, municipal or other taxes, and any new increase in tax liability for tenants or lessors, of whatever nature and whatever name (especially, where applicable, Office Tax in the Ile-de-France region as instituted by article 40 of the Amended Finance Act for 1989). Lessee shall refund Lessor, upon mere request thereby, for amounts paid in advance by Lessor in this respect, shall be liable for real estate tax or any new built-up or non built-up property tax replacing the latter. All the above shall be complied with so that the lease payment stipulated hereinafter shall be net of any charge for Lessor as stated hereinbelow in Article VI-2.

7. Insurance and Recourse

a)	Lessor’s Insurance

Lessor shall guarantee any financial impact stemming from its civil liability in its capacity as owner.

Lessor shall guarantee its real estate properties as well as all fittings and installations of a real estate nature, equipping the premises on the effective date of the lease and especially against risk of fire, explosions, storms and damage caused by water.

In this respect, Lessee pledges to notify Lessor by registered letter of any aggravating risk factor (especially in case where storage height exceeds six (6) meters) that may be due to the setting-up of its business or any change in its activity. Lessee shall then bear the cost of additional premiums that this might induce for Lessor.

b)	Lessee’s Insurance

Lessee shall take out insurance, with Insurance Companies that are reputed to be solvent, covering the financial impact stemming from its civil liability on account of its activities, especially with regards to neighbors and third parties in general.

Lessee shall take out insurance, with Insurance Companies that are reputed to be solvent, covering its own property and its installations to prevent risk of fire, explosions, and damage caused by water.

Lessee shall take out an insurance policy covering business interruption and plate glass risk.

c)	Waiver of recourse

Lessee and its insurers waive the right of any recourse against Lessor and its insurers on account of total or partial destruction or deterioration of any equipment, furniture items, any and all valuables or goods, ensuing from loss of use or disturbance of possession in connection with the premises leased or even in the event of partial or total loss of the business, including all intangibles attached to said business.

In exchange, Lessor and its insurers waive the right of any recourse against Lessee and its insurers.

d)	Lessee shall maintain and renew these insurance policies throughout the duration of the Lease Agreement, and shall regularly pay up premiums and fees and shall adduce evidence thereof to Lessor upon first request thereby and, for the first time, upon signature of this Agreement.

In the event that the activity carried out by Lessee should lead to extra or additional insurance premiums either for the owner or for neighbors or co-tenants, Lessee shall refund such persons for the amount of these extra or additional insurance premiums.

e)	Lessee shall reimburse Lessor for all insurance premiums taken out by Lessor.

f)	Lessee shall not be entitled to challenge Lessor’s liability, save in the event of gross negligence committed thereby in the following instances:

•	In the event of theft, burglary or other criminal offences, actions taken by the concierge and, in general, any disturbance caused by third parties or co-tenants on the premises leased or outbuildings. In pursuance, Lessee shall waive the right of any recourse against Lessor on the grounds of article 1719-3 of the French Civil Code.

•	In the event of discontinuance of service for installations in the building

•	In the event of accident occurring as a result of the installation of said services on the premises leased.

•	Should the premises leased be flooded or invaded by river or other waters, water leakage, flows through gaps, glass sections, etc.

Lessee shall personally handle the cases referred to above as well as, in general, all other Acts of God and unforeseen circumstances, unless Lessee takes action against the person responsible, setting aside Lessor.

For greater security, Lessee shall take out all necessary insurance policies so that Lessor may be held entirely harmless.

8. Assignment of the Lease

Lessee shall not assign its right to this lease without express consent from Lessor in writing. Nevertheless, Lessee is free to assign said right to the lease to the Purchaser of its business or company.

Assignments must take the form of notarized deeds or private agreements for which Lessor shall be called on. Assignees shall be jointly and severally liable with Lessee for lease payments and fulfillment of the terms and conditions of the lease. Moreover, Lessee shall remain jointly and severally liable with its successor and all subsequent successors for lease payments and fulfillment of the terms and conditions of the lease.

Furthermore, all persons who successively become lease assignees shall remain obligated to Lessor, with jointly and several liability amongst each other and with Lessee, as regards lease payments and fulfillment of the terms and conditions of the lease throughout the duration thereof, even if such persons are no longer on the premises and have even assigned their right.

An official executory copy of the deed of assignment or an original registered copy shall be provided to Lessor at no expense for the latter, with Lessee being bound to comply with the rules laid down in article 1690 of the French Civil Code.

9. Sub-lease

Lessee shall not be entitled to sublet the premises, whether in full or in part, without express consent from Lessor in writing.

Any sub-lease shall be carried out via an official deed or private agreement. Sub-lessees shall be jointly and severally liable with Lessee for lease payments and fulfillment of the terms and conditions of the lease. Moreover, Lessee shall continue to assume joint and several liability and guarantee with respect to its successor and all subsequent successors for lease payments and fulfillment of the terms and conditions of the lease.

Furthermore, all persons who successively become sub-lessees shall remain obligated to Lessor, with jointly and several liability amongst each other and with Lessee, as regards lease payments and fulfillment of the terms and conditions of the lease throughout the duration thereof, even if such persons are no longer on the premises or have assigned their right.

10. Telephone

Lessee shall personally see to the obtainment of telephone lines and the telephone installation, and shall thus remain the holder of rights to its lines.

11. Surrendering Possession of the Premises

Before moving and prior to any even partial removal of furniture and equipment, Lessee must first have settled all lease payments and incidental rental charges, and provide evidence via receipts of payment of taxes and duties incumbent thereupon for past years as well as for the current year.

Lessee shall, by and before the expiration date of the lease at the latest, surrender the premises leased in good state of repair, as acknowledged by an inventory of fixtures pursuant to which Lessee shall hand over the keys to Lessor. This inventory of fixtures, set at a date to be jointly determined by the Parties, shall include, where applicable, the statement of repairs to be carried out. Notwithstanding the fact that the keys have been handed over, the lease shall continue until the expiration date, with lease payments remaining due until that date. Failing this, the inventory of fixtures shall be drawn up on the expiration date of the lease.

Should Lessee be absent on the date and at the time scheduled for the inventory of fixtures, the inventory may be drawn up – at Lessor’s discretion – in the presence of a bailiff who may be assisted by a locksmith to enter the premises, with Lessee bearing all expenses appurtenant thereto.

In the event that repairs or works prove necessary, Lessee shall have fifteen (15) days after being notified of the cost estimates drawn up at Lessor’s request, to approve such cost estimated.

Should Lessee fail to state its intention within the time frame indicated above, Lessee shall pledge, as an essential and decisive stipulation, to have such repairs or works conducted by qualified companies approved of by Lessor.

The term “repairs” refers to the refurbishment of the premise.

11. Change in Legal Status

Lessee shall notify Lessor of any amendment made to the Articles of Association governing Lessee Company (change in legal status, new corporate name, new head office, etc.) within the month following such amendment, and shall inform Lessor as prescribed by article 1690 of the French Civil Code regarding any full or partial merger. In the event of a partial merger, the contributing company shall continue to assume joint and several liability and guarantee with respect to the merger beneficiary, for the payment of lease and charges and for fulfillment of the terms and conditions of the lease.

ARTICLE VI – FINANCIAL OBLIGATIONS

1. Rent

The rent set in accordance with the special terms and conditions set forth below is a decisive clause for both parties to enter this Lease Agreement. This lease is granted and accepted in exchange for an annual rent, base value, for an amount stipulated hereinbelow in Article VIII-6 and shall evolve according to legal provisions and in keeping with the terms and conditions prescribed in Article VI-6 hereinbelow.

2. Incidental Rental Charges

Lessee shall refund Lessor or any legal entity designated by the latter for the share applicable to the premises leased in view of common services, insurance policies, real estate tax, rental tax, individual supplies, expenses necessary for functioning, cleaning and maintenance and for repairs on the building complex and, in particular, all expenses related to maintenance and repair of elevators, heating, courtyards, roofing and garden areas, as well as all improvements, furniture, and equipment for operating the common areas; Lessee shall likewise refund the share of salaries and wages for all charges appurtenant to all personnel assigned to the building, such as guards, cleaning staff, administrative staff as well as standing cash advances called up by the property administrators, fees for the building manager, etc. All the above so that the rent stipulated below is net of all charges for Lessor.

This refund shall be made by drawing on a quarterly provision paid by Lessee with each rental payment. In order to take into account fluctuations in charges, Lessor may modify the amount of provisions for charges upon presentation of documentary evidence.

At the end of each annual period, the amount of provisions paid up shall be adjusted according to the annual statement of account.

3. Taxes and Duties

Since Lessor has opted for said rent to be subject to value-added tax, in keeping with article 260-2 of the French General Code of Taxation, value-added tax shall be added to the aforementioned rent and incidental rental charges at the applicable rate on the date of invoice.

4. Terms of Payment

Lessee shall pay to Lessor rent and incidental rental charges in four equal installments maturing on the thirty-first (31st) day of March, the thirtieth (30th) of June, the thirtieth (30th) of September, and the first (1st) of December of each year.

All payments shall be made at Lessor’s domicile or at any other location indicated by Lessor.

In the event of late payment of rent due by Lessee or late payment of any other amount due under this Lease Agreement and that has not be paid up within the required time period, Lessor shall receive, as of right and eight (8) days after serving formal notice in advance but to no avail, lateness interest calculated at a rate of one point fifty percent (1.50%) per month as of the maturity date, with each month started being considered as a full month.

5. Security Deposit

In order to guarantee performance of its obligations, Lessee shall pay to Lessor, who acknowledges such, an amount representing SIX (6) months of rent excluding taxes, by way of a security deposit. This security deposit shall neither bear interest nor be deductible from the last rental payment and shall be refundable after Lessee’s departure, provided that (i) all amounts due to be paid by Lessee and especially the outstanding balance of charges corresponding to Lessee’s occupancy period are fully settled and (ii) refurbishment works on the premises leased have been paid up.

In the event of any revision or change in the rental price stipulated above, this security deposit shall be readjusted proportionately to the new rent, and under the same terms and conditions.

In the event of termination of this Lease Agreement pursuant to non-fulfillment of these terms and conditions for any reason whatsoever that may be ascribed to Lessee, said security deposit shall be vested in Lessor as per initial compensatory damages without prejudice to any other compensatory damages.

Upon Lessee’s departure, the security deposit shall first be deducted from the amount of repairs due by Lessee as specified in Article V-11.

6. Indexation Clause

Furthermore, rent shall be subject to the following indexation clause: rent shall vary automatically each year in proportion to changes in the quarterly construction cost index published by the French National Institute for Statistical and Economic Studies (INSEE). For the first year, the index stipulated in Article VIII-8 shall be compared with the index for the same quarter in the following year.

For subsequent years, the index chosen for the previous reappraisal shall be compared with the index for the same quarter in the following year.

In the event that this index is not known at the anniversary date of the Lease Agreement, indexing shall be done provisionally based on the last known index.

It is hereby stipulated that this clause entails indexing by agreement between the Parties. As a result, the statutory triennial revision currently prescribed by articles 26 and 27 of the French decree dated 30 September 1953 shall continue to apply at all times.

Should the index referred to in this Article no longer be published by the French National Institute for Statistical and Economic Studies, the Parties shall refer to any other publication of the index chosen as provided by a public or private body chosen by joint agreement between the Parties. Failing such an agreement between the Parties, the index shall be designated by the Presiding Magistrate of the Commercial Court of Paris.

Should the Parties fail to agree on the choice of expert, an expert shall be appointed by the Landlord/Tenant court at the request of the earliest petitioner.

ARTICLE VII – OTHER OBLIGATIONS

1. Termination Clause

It is hereby agreed between the Parties that should Lessee fail to fulfill a single obligation or any terms and condition of the Lease Agreement or to punctiliously pay each rent and all incidental rental charges at due date, this Lease Agreement shall be terminated by Lessor as it sees fit, as of right and without any judicial formality, one (1) month after serving, to no avail, formal notice to comply or a mere order to pay notified to the person or served at the place of domicile and containing Lessor’s statement of its intention to avail itself of this clause.

Should Lessee refuse to vacate the premises, it shall be forced to do so forthwith by mere order handed down in summary proceedings by the Court of First Instance at the location where the building is situated. This order will be provisionally enforceable and without guarantee notwithstanding appeal. In this event, and whatever the ground for termination, the security deposit referred to in Article VIII-7 shall remain vested in Lessor as per initial compensatory damages without prejudice to any other compensatory damages.

2 Occupancy of the Premises after Cessation or Termination of the Lease

In the event that, after cessation or termination of the lease, the premises are not returned wholly unoccupied to Lessor on the day agreed upon, the occupancy indemnity due by Lessee or its successors in title until the surrender of possession and payable for each day due, shall be equal to the last rent plus fifty percent (50%). Charges shall also be due until the day Lessee returns the premises to Lessor. All the foregoing provisions are without prejudice to any other compensatory damages, save for a special agreement between the Parties.

3. Expenses

All expenses, duties and fees appurtenant hereto, as well those resulting from or that are the consequence of the Agreement, namely all expenses incurred by Lessor (fees for lawyers, bailiff, etc.) pursuant to actions duly taken against Lessee in order to obtain performance of the clauses and terms and conditions of the Agreement shall be borne by Lessee who expressly pledges to abide by this commitment.

3. Domicile

In view of the performance hereof, Lessor’s place of domicile shall be its head office and Lessee’s place of domicile shall be the premises leased.

ARTICLE VIII – SPECIAL TERMS AND CONDITIONS

1. Address

a)	Address of the building:	68 rue Villeneuve
92110 – Clichy

b)	Address for receipts:	68 rue Villeneuve
92110 – Clichy

2. Description

A building called ARCTURUS, stairwell B, a part of the “ESPACE CLICHY” project, covering a usable floor area of approximately 1,117 square meters of activity on the first floor, approximately 1,284 square meters of activity on the second floor, approximately 968 square meters of office space on the third floor, approximately 51 square meters of storage space in the basement, as well as 61 parking spaces in the basement.

3. Commencement Date

Effective date of this Lease Agreement:	1 November 1991
Date of entry into possession of the premises:	6 August 1991

4. Intended Purpose

Building intended to be used for activities and offices.

5. Tax Regime

Value-added tax (V.A.T)

6. Base Annual Rent

Base annual rent exclusive of tax:	4,275,138 FF	(FOUR MILLION, TWO HUNDRED AND SEVENTY-FIVE THOUSAND, ONE HUNDRED AND THIRTY-EIGHT FRENCH FRANCS)

Periodicity of payments:	Quarterly, at the end of the rental term

Payment of the first maturity:	31 December 1991 (i.e. two months of rent exclusive of tax + VAT)

Payment of the second term:	31 March 1991 (i.e. three months of rent exclusive of tax + VAT)

7. Security Deposit

Six (6) months of rent exclusive of tax, amounting to 2,137,569 FF (TWO MILLION, ONE HUNDRED AND THIRTY-SEVEN, FIVE HUNDRED AND SIXTY-NINE FRENCH FRANCS).

8. Indexation

a) Revision Date

1 November 1992

b) Base index

952 (INSEE construction cost index, fourth (4th) quarter 1990, official gazette (“Journal Officiel”) dated 14 April 1991).

9. Special Terms and Conditions

Lessor has agreed, exceptionally, to finance various works not exceeding 4,000,000 FF (FOUR HUNDRED MILLION FRENCH FRANCS EXCLUSIVE OF TAX)

By was of consideration, Lessee pledges to stay on the premises for at least nine (9) firm and consecutive years.

Lessor hereby authorizes Lessee to sublet a part of the parking spaces.

Done in Paris on 7 August 1991

In two (2) original copies

THE LESSOR	THE LESSEE
(Signature and company stamp)	(Signature and company stamp)

Stamp bearing the words “Received on 29 August 1995 – U.F.G.”

AMENDMENT NO. 1

TO THE COMMERCIAL LEASE AGREEMENT DATED 7 AUGUST 1991

BY AND BETWEEN THE UNDERSIGNED:

•	CREDIT MUTUEL PIERRE 3, an open-end real estate investment partnership (‘Société Civile de Placements Immobiliers”) under the laws of France, having its head office at 11 bis rue Roquépine, Paris 75008, FRANCE;

Represented by its management company (“Société de Gestion”), MULTIMMO S.A., a joint stock company under the laws of France with a capital of 1,500,000 French francs and having its head office at 11 bis rue Roquépine, Paris 75008, FRANCE; Represented by its Managing Director, Mr. Jean-Marc Coly;

Hereinafter referred to as The LESSOR”

ON THE ONE HAND;

AND:

•	LEARNING TREE INTERNATIONAL S.A., a joint stock company under the laws of France with a capital of 1,000,000 French francs and having its head office at Espace Clichy, 68 rue Villeneuve, Clichy Cédex (92587), FRANCE; filed with the Trade and Companies Register of Nanterre under number B 311 263 107;

Represented by its Chief Executive Officer, Mr. Yann Houdent;

Hereinafter referred to as “The LESSEE”

ON THE OTHER HAND;

PREAMBLE TO THE AGREMENT:

By private agreement dated 7 August 1991, CREDIT MUTUEL PIERRE 3 leased the premises located at 68 rue Villeneuve, Clichy Cédex (92587), France to LEARNING TREE INTERNATIONAL.

The premises cover a surface area of approximately 1,117 square meters of space for activities on the first floor, approximately 1,284 square meters of space for activities on the second floor, approximately 968 square meters of office space on the third floor, approximately 51 square meters of storage space in the basement which also contains 61 parking spaces.

The effective date set for the lease was 1 November 1991.

NOW, THEREFORE DO THE PARTIES AGREE AS FOLLOWS:

•	The Parties shall temporarily reduce the annual rent as set out below:

•	3,876,000 French francs, exclusive of tax, for the initial period starting 1 January 1995 and ending on 31 December 1995

•	4,076,000 French francs, exclusive of tax, for the second period starting 1 January 1996 and ending on 31 December 1996

•	4,376,000 French francs, exclusive of tax, for the third period starting 1 January 1997 and ending on 31 December 1997

•	The difference between the annual rent due for 1995 and the annual rent stipulated above for the same year, shall be refunded to the Lessee via a credit note for the same amount (i.e. 343,271.12 French francs, exclusive of tax) on rents to be deducted from the third and fourth quarters of 1995.

•	The Parties shall freeze the annual index from 1995 to 1997 inclusive. Starting from 1998, the benchmark index shall be the INSEE index for the fourth quarter of 1994: i.e. 1019.

•	The Parties shall readjust the security deposit in proportion to the new lease and under the same terms and conditions, via a credit note to be deducted from the forthcoming rent invoice.

•	All other charges, terms and conditions in the initial Commercial Lease Agreement remain unchanged.

Drawn up in two (2) original copies

Paris, 28 August 1995

THE LESSOR	THE LESSEE
(Signature)	(Signature)

AMENDMENT NO. 2

TO THE COMMERCIAL LEASE AGREEMENT DATED 7 AUGUST 1991

BY AND BETWEEN THE UNDERSIGNED:

•	CREDIT MUTUEL PIERRE 3, an open-end real estate investment partnership (‘Société Civile de Placements Immobiliers”) under the laws of France, having its head office at 11 bis rue Roquépine, Paris 75008, FRANCE;

Represented by its management company (“Société de Gestion”), MULTIMMO S.A., a joint stock company under the laws of France with a capital of 1,500,000 French francs and having its head office at 11 bis rue Roquépine, Paris 75008, FRANCE; Represented by its Managing Director, Mr. Jean-Marc Coly;

Hereinafter referred to as The LESSOR”

ON THE ONE HAND;

AND:

•	LEARNING TREE INTERNATIONAL S.A., a joint stock company under the laws of France with a capital of 1,000,000 French francs and having its head office at Espace Clichy, 68 rue Villeneuve, Clichy Cédex (92587), FRANCE; filed with the Trade and Companies Register of Nanterre under number B 311 263 107;

Represented by its Chief Executive Officer, Mr. Yann Houdent;

Hereinafter referred to as “The LESSEE”

ON THE OTHER HAND;

PREAMBLE TO THE AGREMENT:

By private agreement dated 7 August 1991, CREDIT MUTUEL PIERRE 3 leased the premises located at 68 rue Villeneuve,, Clichy Cédex (92587), France to LEARNING TREE INTERNATIONAL. These premises included:

•	approximately 1,117 square meters of space for activities on the first floor

•	approximately 1,284 square meters of space for activities on the second floor

•	approximately 968 square meters of office space on the third floor

•	approximately 51 square meters of storage space in the basement

•	61 parking spaces situated in the basement

The effective date set for the lease was 1 November 1991.

By amendment no. 1 dated 28 August 1995, the Parties agreed to reduce the annual rent as set out below:

•	3,876,000 French francs, exclusive of tax, for the initial period starting 1 January 1995 and ending on 31 December 1995

•	4,076,000 French francs, exclusive of tax, for the second period starting 1 January 1996 and ending on 31 December 1996

•	4,376,000 French francs, exclusive of tax, for the third period starting 1 January 1997 and ending on 31 December 1997

The Lessee called on the Lessor to revise, by friendly agreement, the annual rent stipulated in Amendment no. 1 and to lay down, in advance, the financial terms and conditions for the lease to be renewed effective as of 1 November 2000.

NOW, THEREFORE DO THE PARTIES AGREE AS FOLLOWS:

Article 1 –Amount of Rent

The Lessor agrees to reduce the annual rent stipulated in Amendment no. 1 for the period starting 1 January 1997 and ending on 31 December 1997, down from 4,376,000 French francs exclusive of tax and service charge to 3,024,900 French francs exclusive of tax and service charge.

This decrease in rent shall be effective as of 1 October 1997 and until the end of the third triennial period, i.e. up to 1 November 2000.

Rent shall be pegged to the INSEE1 index for the fourth quarter of 1994: i.e. 1019.

Rent to be paid at the end of the rental term shall be adjusted accordingly for the period starting 1 October 1997 and until the end of the current quarter.

[1]	Translator’s note: INSEE refers to the French national institute for statistical and economic studies.

Pursuant to the foregoing provisions, the security deposit shall be revised upwards to reach 1,512,450 French francs, since the Lessee has agreed to increase the security deposit to six (6) months of lease exclusive of tax.

Article 2 – Lease Renewal

The Parties agree to supplement Article 2 entitled “Duration” in the Commercial Lease Agreement signed on 7 August 1991 as follows:

“Upon expiration of the nine (9) year period, namely on 1 November 2000, the lease shall be renewed for successive three-year periods unless either Party serves prior notice by extrajudicial deed at least six (6) months before the expiration of each period.”

In light of the above, the Parties agree that rent for the lease thus renewed is hereby set at 2,621,580 French francs exclusive of tax and service charge.

The security deposit shall be readjusted so as to constantly be equal to six (6) months of rent excluding tax and shall therefore amount to 1,310,790 French francs.

The rent thus stipulated shall be indexed in accordance with the provisions laid down in the Commercial Lease Agreement dated 7 August 1991.

The Parties agree on the base index set out below:

•	INSEE index for the first quarter of 1997: 1047.

The lease shall otherwise continue based on the same charges, terms and conditions as stipulated in the Commercial Lease Agreement dated 7 August 1991.

Article 3 – Termination Clause

The Lessor represents and warrants, and the Lessee expressly agrees thereto, that the terms and conditions governing the renewal of the lease as stipulated hereinabove in Article 2 are an essential and decisive provision without which the Lessor would not have agreed to decrease the rent set hereinabove in Article 1.

In pursuance, this Amendment shall be terminated as of right and without any formality or indemnity for either Party should the Lessee waive the renewal of the Commercial Lease Agreement dated 7 August 1991 at the maturity date on 1 November 2000.

Where appropriate, any differential in rent with regards to the rent stipulated in the Commercial Lease Agreement dated 7 August 1991 and the rent granted for the period covering 1 October 1997 to 1 November 200 shall become due and payable at the end of the lease agreement.

Article 4 – Air Conditioning Installation

The Lessor authorizes the Lessee to have an air conditioning or air cooling system installed on the premises leased, in accordance with the terms and conditions laid down in paragraph three of Article V.2 of the Commercial Lease Agreement dated 7 August 1991, on the express condition that the Lessor is allowed to approve the installation plan.

By way of exception to the provisions laid down in paragraph four, Article V.2 of the Commercial Lease Agreement dated 7 August 1991, the Lessee shall be entitled but shall not be obliged to remove all or part of the installations and equipment thus authorized, provided that the premises where the installations and equipment are removed are restored to their initial state at the Lessee’s expense

All other charges, terms and conditions in the initial Commercial Lease Agreement remain unchanged.

Drawn up in two (2) original copies

Paris, 28 August 1997

THE LESSOR	THE LESSEE
(Signature)	(Signature)